Exhibit 10.2

DATED 1st January 2024

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

between

TECHCOM INC.

2901, 29th Floor, Boulevard Plaza Tower 2,

Burj Khalifa District, Downtown Dubai, UAE

and

Simon Enrico Wajcenberg

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THIS AGREEMENT is dated as of January 1 2024.

PARTIES:

(1)	Techcom INC, a company incorporated in and existing under the laws of Delaware (the Company)

(2)	Simon Enrico Wajcenberg, a United Kingdom of Great Britain and Northern Ireland national and holder of passport no. 575749259 (the Employee).

The Company and the Employee shall be referred to hereinafter either individually as a Party or collectively as the Parties.

WHEREAS, the Parties executed an employment agreement as of October 11, 2023 and the parties desire to amend and restate such agreement in its entirety

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	The following definitions and rules of interpretation apply in this Agreement.

Agreement:	This document and includes any appendices to it (if any) and any variations or renewals thereof.

Applicable Laws:	The Employment Law and any applicable laws and regulations in State of New York.

Benefits:	The benefits to be provided by the Company to the Employee on the terms of this Agreement, as specified in Schedule 1.

Business:	The business of the Company, data centers, development of data centers, cryptomining, and HPC data centers.

Cause:	Any of the following:

(i)	where the Employee commits any serious or repeated breach or non-observance of any of the provision of this Agreement and the Policies and Procedures or repeatedly refuses or neglects to comply with any reasonable and lawful direction of the Company despite prior written warnings;

(ii)	where the Employee is guilty of gross misconduct affecting the Company; where the Employee is convicted of a criminal offence other than an offence under any road traffic legislation in the USA or elsewhere for which a fine or non-custodial penalty is imposed;

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(iv)	where the Employee commits any gross misconduct, fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company;

(v)	where the Employee ceases to be eligible to work in the USA or the Territory (as applicable); and/or

(vi)	where the Employee, is in the reasonable opinion of the Company, negligent or incompetent in the performance of the Employee’s duties and responsibilities.

Commencement Date:	The date of commencement of the Employment, as specified in Schedule 1.

Confidential Information:	Any information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) of a confidential or proprietary nature relating to the business, products, services, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation), the Property, list of clients/customers (current and prospective), suppliers, agents and distributors and financial data and reports.

Employment:	The employment of the Employee by the Company on the terms of this Agreement.

Employment Law:	State of New York.

Expiry Date:	The date on which this Agreement shall expire, as specified in Schedule 1.

FInancial Year:	The financial year of the Company ends on 31 December.

Group Company:	The Company, its subsidiaries or its holding company(ies) or its affiliates from time to time and any subsidiary of such holding company from time to time.

Job Description:	The job description of the Employee as set out in Schedule 2, as updated and amended from time to time.

Job Title:	The job title of the Employee as set out in Schedule 1.

Notice:	The written notice to be issued by the Company or the Employee in line with the notice period applicable to the Employee as set out in Schedule 1, for the purposes of Clause 16 of this Agreement.

Policies and Procedures:	The policies and procedures of the Company now in force or which hereafter may be amended, revised or adopted in the sole discretion of the Company which shall govern the Employment in addition to this Agreement.

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Property:	Any documents, manuals, hardware and software provided for the Employee's use by the Company and any data or documents (including copies on whatever media) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), keys, security passes, credit cards, and any other property of the Company or any Group Company, which is in the possession or under the control of the Employee.

Salary:	The compensation payable by the Company to the Employee as set out in Schedule 1.

Territory:	The place of Employment as set out in Schedule 1.

U.S.:	United States of America.

US$:	United States Dollars, the lawful currency of the U.S.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires (i) a reference to one gender shall include a reference to the other genders; and (ii) words in the singular include the plural and in the plural include the singular.

1.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	EMPLOYMENT

2.1	The Employment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until the Expiry Date unless terminated in accordance with the provisions of Clause 3 or Clause 16.1 month prior to the Expiry Date, the Parties may by mutual written agreement extend the Employment for any such additional periods as they mutually agree, in line with the Employment Law.

2.2	The Job Title shall be as set out in Schedule 1. In addition to the duties and responsibilities set out in the Job Description, the Employee shall perform other duties and responsibilities associated with such position that may be assigned by the Board of Directors from time to time.

2.3	The Employee represents and warrants to the Company that, by entering into this Agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result of such breach.

2.4	The Employee agrees that the Company may modify or alter the Job Description and assigned duties without additional compensation to the Employee, in accordance with the Company's needs and market conditions. The Parties acknowledge and agree that any such change of duties and responsibilities will not amount to or constitute an arbitrary dismissal under the Employment Law so long as the change in duties and responsibilities are comparable to the Employee's then existing duties and commensurate with the position then held by the Employee.

2.5	The Employment is expressly dependent upon the Employee being medically fit to reside and work in the Territory and the Employment being and continuing to be permitted by the appropriate authorities in the Territory, and upon the Employee holding and continuing to hold a valid residence visa, work permit and all other requisite permissions and approvals from the appropriate authorities in such Territory.

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3.	DUTIES AND RESPONSIBILITIES

3.1	The Employee declares that the information provided to the Company (whether directly by him or through a recruitment consultant) about his academic record, professional qualifications and employment history, and used by the Company as the basis of the recruitment process was true, complete and accurate in all respects.

3.2	During the Employment, the Employee shall:

(i)	serve the Company to the best of his ability in the position assigned to him or any other capacity as may be determined by the Company from time to time;

(ii)	unless prevented by any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties, devote the whole of his time, attention and abilities to his duties and shall act in the best interests of the Company at all times;

(iii)	diligently exercise such powers and perform such duties as the Company may from time to time assign or confer upon the Employee;

(iv)	comply with all reasonable and lawful directions given to the Employee by the Company;

(v)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company immediately on becoming aware of it;

(vi)	use his best endeavors to promote, protect, develop and extend the Business of the Company; and

(vii)	consent to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes.

3.3	The Employee agrees and undertakes that he will not:

(i)	verbally or in writing or under any form whatsoever cause or attempt to cause, whether directly or indirectly, any harm or disparagement to the reputation of the Company or any Group Company; and

(ii)	without the prior written consent of the Company, either directly or indirectly publish any opinion, fact or material or deliver any interview, lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party, relating to the Business or affairs of the Company or any Group Company or to any of its or their officers, employees, customers/clients, suppliers, distributors, agents or shareholders.

4.	PLACE AND HOURS OF WORK

4.1	The Employee's normal place of work and hours of work will be as set out in Schedule 1.

4.2	The Company may require the Employee to travel on Company business on a regular basis and for such periods of time as the Company may require, to such locations within and outside the Territory as may be required for the proper performance of the Employee's duties.

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4.3	To the extent permitted by Applicable Laws, the Company may require the Employee to carry out work at offices of the Company or such other premises in the Territory or outside of the Territory and the Employee acknowledges that he may be required to undertake such work at such places on short notice.

4.4	By signing this Agreement, the Employee is providing his written consent to work in excess of 48 hours per week (including public holidays and weekends) if work circumstances would require it or as necessary for the proper performance of his duties. The Employee acknowledges that he will not receive further remuneration in respect of such additional hours unless previously approved by the Company in writing.

5.	COMPENSATION AND BENEFITS

5.1	Salary and Discretionary Bonus

5.1.1.	The Employee shall be paid the Salary as set out in Schedule 1 which shall accrue from day to day and be payable monthly in arrears on or about the end of each month directly into the Employee's bank account.

5.1.2.	The Company may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time.

5.1.3.	Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee's contractual remuneration under this Agreement, whether for calculation of end of service gratuity or otherwise. If the Company makes a bonus payment to the Employee in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

5.1.4.	Notwithstanding Clause 6.1.3, the Employee shall in any event have no right to a bonus or a time- apportioned bonus if:

(a)	he has not been employed throughout the whole of the relevant financial year of the Company; or

(b)	his employment terminates for any reason or he is under notice of termination (whether given by the Employee or the Company) at or prior to the date when a bonus might otherwise have been payable.

5.1.5.	The remuneration of the Employee shall be decided by the Company during the third quarter of a Financial Year for the subsequent employment year.

5.2	Benefits

5.2.1.

During the Employment, the Employee shall be eligible to the Benefits listed in Schedule 1. The Benefits may be altered by the Company from time to time in its sole discretion but shall at all times be within the minimum requirements of Applicable Laws. Participation in each benefit plan or program shall be subject to the general conditions and limitations of such plan or program.

5.3	TAX

The Company makes no warranty as to the taxable status of the amounts received under this Agreement with respect to the Employee's home country or place of residence (or such other jurisdiction worldwide) and accordingly the Employee undertakes that if the Company is called upon to account to any competent tax authority for any income tax, national insurance contributions, interest and/or penalties thereon arising in respect of the payments made under this Agreement (the Tax Liability) the Employee will immediately, upon written request of the Company, pay the Tax Liability to the competent tax authority or, where the Company has paid such Tax Liability, the Employee will immediately upon written request of the Company pay an amount equal to the Tax Liability to the Company.

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6.	INTELLECTUAL PROPERTY

6.1	In this Clause 8, the term Intellectual Property Rights shall mean the Company's patents, patent applications, utility models, inventions, ideas, discoveries, developments, improvements or innovations, whether or not patentable, copyright and related rights, whether or not recorded in any medium, trademarks, trademark applications, service marks, service mark applications, logos, trade names, internet domain names, mask works, copyrights (including rights in computer software), design rights, moral rights, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in any Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for), and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

6.2	The Employee agrees and acknowledges that the Intellectual Property Rights over all inventions, discoveries, ideas, innovations, developments, improvements, and all processes relating to the operations of the Company or the Business made or conceived by the Employee alone or with others during the Employment whether made or conceived within or outside normal business hours shall belong to the Company.

6.3	At the request of the Company, whether made during or after the termination of the Employment, the Employee agrees to execute all documents necessary for the filing of the Intellectual Property Rights to the Company, both in the USA or elsewhere, of the matters referred to in Clause 8.2.

6.4	The Employee agrees to waive its rights to make any claim against the Company with respect to the matters referred to in this Clause 8.

7.	CONFIDENTIALITY

7.1	The Employee acknowledges that in the course of the Employment he will have access to the Confidential Information. The Employee has therefore agreed to accept the restrictions in this Clause 9.

7.2	The Employee shall not (except in the proper course of his duties), either during the Employment or at any time after its termination (however arising), use or disclose to any person, company or other organization whatsoever (and shall use his best endeavors to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(i)	any use or disclosure required by law;

(ii)	any information which is already in, or comes into, the public domain other than through the Employee's unauthorized disclosure; or

(iii)	any use or disclosure authorized by the Company in writing.

7.3	This Clause 9 shall survive the termination of this Agreement and the termination of the Employment hereunder.

8.	NON-COMPETITION

8.1	The Employee agrees that he will not (without the prior written consent of the Company) during the Employment and at any time within 12 months following the effective date of the termination of the Employment, directly or indirectly, either individually or in partnership or in conjunction with any person(s), firm, association, syndicate, company or corporation, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation, partnership or business (whether as principal, agent, shareholder, joint venture, trustee, consultant, advisor, partner, employee, officer, director, creditor or in any other capacity whatsoever) within the USA, which is in direct competition to the business being carried on by the Company presently and/or at the time of the termination of the Employment. Any violation of this Clause while employed by the Company shall be cause for termination without notice or compensation in lieu of Notice. Notwithstanding anything contained herein to the contrary, the Employee’s position as a Director of EdgeMode Inc. and any equity ownership of EdgeMode Inc. is acceptable to the Company and is not a violation of this Agreement.

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8.2	This Clause 10 shall survive the termination of this Agreement and the termination of the Employment hereunder.

9.	NON- SOLICITATION

9.1	The Employee acknowledges that during the course of the Employment, the Employee may visit customers of the Company and may deal with their complaints, handle problems, facilitate their requirements and otherwise develop contacts with them. The Employee further acknowledges and agrees that the right to maintain its relationship with customers constitutes a proprietary right which the Company is entitled to protect and the Employee therefore agrees that he will not, at any time during the Employment or within 12 months following the termination of the Employment, directly or indirectly, individually or in partnership, jointly or in conjunction, with anyone or more persons, firms, partnership, jointly, or in conjunction with anyone or more persons, firms, associations, syndicates or corporations, as principal, agent, shareholder of any company or in any manner whatsoever, within the USA, solicit any of the Company's customers or persons whom the Company was soliciting as customers at the time of the termination of the Employment hereunder. Unauthorized solicitation for personal gain or on behalf of third parties while employed by the Company shall be cause for termination without Notice or compensation in lieu of Notice.

9.2

During the Employment or within 12 months following the termination of the Employment, the Employee acknowledges and agrees that he shall refrain from either directly or indirectly attempting to obtain the withdrawal of any other employee from employment with the Company having regard to the geographic and temporal restrictions set out above in Clause 11.1. Any violation of this Clause while employed by the Company shall be cause for termination without Notice or compensation in lieu of Notice.

9.3	This Clause 11 shall survive the termination of this Agreement and the Employment hereunder.

10.	RESTRICTIVE COVENANTS

The Employee acknowledges and agrees that the restrictions and obligations imposed in Clauses 6, 7, 8, 9, 10 and 11 e:

(i)	are reasonable and necessary for the protection of the legal interests of the Group Company, and the Employee waives any and all defenses to the strict enforcement thereof; and

(ii)	will continue to apply notwithstanding the manner or reasons for the termination of the Employment and regardless of whether the Employment is terminated with or without Notice.

11.	CONFLICT OF INTEREST

11.1

The Employee will ensure that his direct or indirect personal interests do not, whether potentially or actually, conflict with the Company's interests. The Employee agrees to promptly report any potential or actual conflicts of interest to the Company. A conflict of interest includes, but is not expressly limited to the following:

(i)	private or pecuniary interest in an organization with which the Company does business or which competes with the business interests of the Company; and

(ii)	a private or pecuniary interest, direct or indirect, in any concern or activity of the Company of which the Employee is aware of or ought reasonably to be aware.

In this Clause 11, the term pecuniary interests include the pecuniary interest of the Employee's parent, spouse, partner or child.

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11.2

The Employee shall not, during the Employment, engage in any other business or employment without the prior written consent of the Company. The Employee acknowledges and agrees that any violation of this Clause shall be cause for termination without Notice or compensation in lieu of Notice.

12.	ANTI-CORRUPTION AND BRIBERY

The Company takes a zero-tolerance approach to bribery and corruption. The Employee must comply with the Policies and Procedures, in particular, any anti-corruption and bribery policy and related procedures at all times. Failure to do so will be treated as a disciplinary matter and may be a cause for termination without Notice or compensation in lieu of Notice.

13.	COMPLIANCE

13.1	The Employee agrees to comply with the Policies and Procedures, practises, regulations and instructions of the Company now in force or which hereafter may be amended, revised or adopted in the sole discretion of the Company.

13.2

The Employee shall at all times and in all respects comply with the prevailing laws, including but not limited to, Applicable Laws or any other or regulations as required by any regulatory body in relation to the business of the Company or the status of the Employee.

13.3	A failure to comply with Clauses 13.1or 13.2 above constitutes a breach of this Agreement and is cause for termination without Notice or compensation in lieu of Notice.

14.	TERMINATION

14.1	Either Party may terminate this Agreement:

(i) subject to Clause 14.2, by giving the other Party the Notice.

14.2	Notwithstanding Clause 14.1, the Company may terminate this Agreement with immediate effect without Notice and with no liability to make any further payment to the Employee (other than the Salary and certain of the Benefits accrued up to the date of termination), if the Employee undertakes any action which gives ground for instant dismissal pursuant to Applicable Laws.

14.3	The Company shall have the right, without prejudice to Clause 14.2 and its other rights or remedies, to terminate this Agreement by Notice to the Employee for a Cause in respect of which Clause 14.2 does not apply.

14.4

The rights of the Company under Clauses 14.2 and 14.3 are without prejudice to any other rights that it might have under Applicable Laws. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

14.5

The Company reserves the right to pay the Employee in lieu of part or all of the Notice in accordance with the Employment Law, or require that during the period of Notice, the Employee does not attend the Company's premises or/and carry out his day-to-day duties and remain at home on garden leave. During any garden leave period, the Employee shall be entitled to the Salary and Benefits in the usual manner.

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14.6	On termination of the Employment (however arising) the Employee shall:

(i)	immediately return to the Company all Property;

(ii)	irretrievably delete any Confidential Information and all matter derived from such sources which is in his possession or under his control outside the Company's premises to the extent technically possible;

(iii)	at the written request of the Company to resign from any and all positions that the Employee holds with the Company, its board of directors (and committees thereof); and

(iv)	at the written request of the Company, provide a signed statement that he has complied fully with the obligations under this Clause 16.6 and have not make copies of any such Confidential Information or Property for his personal use or advantage, together with such reasonable evidence of compliance as the Company may request.

14.7	Upon termination of the Employment with Notice:

(i)	any unpaid Salary owing at the date of termination will be paid in accordance with the Employment Law; and

(ii)	any money owing by the Employee to the Company at the date of termination will be deducted from any moneys owing to the Employee by the Company in accordance with Clause 15.2.

14.8	On termination of the Employment however arising:

(i)	the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, unclaimed warrants, long-term incentive plan operated by the Company or any Group Company in which he may participate.

15.	DEDUCTIONS

15.1

The Property shall remain the property of the Company and shall be returned by the Employee upon the Company's request. Should the Employee fail to return any such Property to the Company, the Company shall be entitled to set off any costs or expenses of any such unreturned Property against any amounts (including any severance payment benefits, if any) due from the Company to the Employee.

15.2

The Employee acknowledges and agrees that the Company shall be entitled at any time during the Employment and upon termination to set off and/or deduct any amounts that may be due and payable to the Employee (including upon termination of the Employment) from any amounts owed by the Employee to the Company, or to deduct any other amounts as required or permitted by Applicable Laws.

16.	DATA PROTECTION

16.1	The Employee will be required to provide the Company with personal data belonging to the Employee for the purposes of the Employment and the Benefits.

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16.2

By signing this Agreement, the Employee consents to a Group Company holding, processing, storing, and to the extent required, transferring outside the jurisdiction such data (whether electronically or manually, including personal sensitive data and information contained in e-mail and e-mail attachments), for the purposes of the administration and management of the Group Company's business. The Employee also agrees to the Company or the Group Company forwarding this data to other offices it may have for storage, processing, or administrative purposes and consents to the Company or the Group Company disclosing his personal data (including sensitive personal data) to third parties where such disclosure is for the legitimate business purposes of the Company or the Group Company or is necessary for administrative (including but not limited to data processing) personnel, management, legal and/or regulatory purposes. The Employee has the right to access and rectify his data (including personal sensitive data) upon request.

16.3	The Employee agrees that the Company may make any disclosures with respect to the terms of this Agreement, including the Employee's personal data, to the local authorities or other governmental, regulatory or local bodies that may be required by Applicable Laws, custom or practice.

16.4	To ensure regulatory compliance and for the protection of its employees, clients/customers and business, the Employee agrees and consents to the Company and its employees and agents, at any time and from time to time, to intercept, record, review, access and monitor (by the use of surveillance equipment as necessary) the Employee's telephone log, internet usage, voicemail, e-mail and other communication equipment provided by the Company. The Employee acknowledges that such action is necessary for the Company's lawful business practice and by signing this Agreement the Employee expressly consents to the Company undertaking such monitoring activities.

16.5	The Employee shall comply with the data protection policy of the Company when handling personal data in the course of the Employment including personal data relating to any employee, customer, client, supplier or agent of the Company.

17.	SOCIAL MEDIA

17.1

The Employee accepts that the use of social media can pose risks to the Confidential Information, the Company's reputation and brand(s), and potentially to its legal and regulatory compliance obligations. The Company authorizes occasional and reasonable use of social media for personal activities in the workplace, provided that such use does not involve unprofessional or inappropriate content and does not interfere with the Employee's responsibilities or productivity.

17.2	While using social media at work, the Employee must at all times comply with Applicable Laws relating to the publication of online content (including but not limited to those relating to confidentiality, copyright, and defamation) and does not post material that is obscene, insulting, disrespectful or discriminatory and/or otherwise in breach of the Policies and Procedures and/or Applicable Laws. The Company reserves the right to take appropriate disciplinary action (including dismissal) in the event that the Employee is found to have engaged in such prohibited and/or unacceptable conduct.

17.3	The Employee hereby expressly consents to the Company using the Employee's picture, likeness and/or image (collectively, the Image) for marketing/promotional and associated purposes through social media and/or other media. In the event that the Employee does not wish to have his Image used in this manner, he must notify the Group Human Capital Department in writing before the Company has made use of the applicable content. In this event, the Company may consider removing the Image from marketing materials after they have been created but has no obligation to do so.

18.	FURTHER ASSURANCE

Each Party shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance for the purpose of giving full effect to the provisions of this Agreement.

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19.	ENTIRE AGREEMENT

19.1	This Agreement and any document referred to in it constitutes the entire agreement between the Parties, and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. If there is any conflict or inconsistency between a term in this Agreement and a term in any offer letter issued by the Company to the Employee, the term in this Agreement shall prevail to the extent of the conflict or inconsistency.

19.2	Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

19.3	Each Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

19.4	Nothing in this Clause shall limit or exclude any liability for fraud.

20.	INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies that the Company may have, the Employee acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly, the Company shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

21.	SEVERANCE

21.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or partprovision shall be deemed deleted. Any modification to or deletion of a provision or partprovision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

21.2	If a Party gives notice to the other of the possibility that any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

22.	AMENDMENTS & VARIATION

No modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by the Parties (or in the case of the Company, its authorized representatives).

23.	COUNTERPARTS

23.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.2	No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

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24.	THIRD PARTY RIGHTS

Except Techcom in respect of the rights provided in paragraph 16 of Schedule 1, no other person other than a Party to this Agreement shall have any right to enforce any of its terms.

25.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA. The courts of the State of New York, USA shall have exclusive jurisdiction to hear all claims arising out of or in connection with this Agreement.

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This Agreement has been entered into on the date stated at the beginning of it.

TECHCOM, INC.

By: /s/ Carl Agren

Carl Agren

Carl Agren, Director

Authorized Signatory

For and on behalf of TECHCOM INC.

Date: Jan 25, 2024

/s/ Simon Wajcenberg___________

Simon Enrico Wajcenberg

Date: 23rd January, 2024

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Schedule 1

MAIN TERMS OF EMPLOYMENT

1	Job Title	Chief Financial Officer, Secretary
2	Employment Status	Full time
3	Commencement Date

Commencement of this Agreement shall be as of January 1, 2024 , provided that employment will be terminated 6 months from signing of this agreement unless both of the following conditions (the “Employment Conditions”) are met: (i) the Company achieves revenues of a minimum of $2,000,000 per month for four consecutive months, with the first month occurring within six months of the date hereof, and (ii) the Company repays US $75,000,000 (or such other amount as may be mutually agreed by the Holder and the Company) within 6 months of the date hereof towards a line of credit to be obtained by the Company in relation to certain mining equipment and other assets that may be transferred to the Company by Phoenix Group or its affiliates (the “LOC Repayment”).

4	Expiry Date

Employment will be terminated 6 months from signing of this Agreement. If the employee cannot get an agreement and closing on the debt or equity funding of $75 million USD within 6 months of the signing of this Agreement, it shall be null and void and no terms of this Agreement shall remain in effect, except for those provisions of the Agreement that survive termination of employment.

5	Territory	USA
6	Salary	Salary	US$25,000/month
		Annual Total	US$300,000

Salary to commence upon the closing of the debt or equity funding by the Company of a minimum of $75 million. (the “Funding”). Salary to be revisited 12 months from the closing of the Funding. Any adjustments are subject to full board approval and based solely on performance and successful execution.

7	Home Country	USA
8	Notice Period	30 calendar days.

9	Other Terms (if any)

• Warrants Incentives:

1.     Warrant (the “First Warrant”) for 10% of Techcom Inc. currently issued and outstanding common stock on a fully diluted basis in the form of Exhibit A with an exercise price equal to the average of the highest and lowest trading prices per share of the Company’s Common Stock on the date of the closing of the Funding, The First Warrant will have a 36 month vesting period commencing on the closing of the Funding but the First Warrant shall vest immediately and become immediately exercisable in full on the date of the LOC Repayment.

2.     Warrant (the “Second Warrant”) for 10% of Techcom Inc. currently issued and outstanding common stock on a fully diluted basis with an exercise price equal to five times the exercise price of the First Warrant upon satisfaction of the following condition: the Company achieves revenues of a minimum of $10,000,000 per month for four consecutive months during the term of Employee’s employment. The Second Warrant will have a 36 month vesting period. These summary descriptions are subject to the forms of the Warrants are set forth in Exhibits A and B.

• Employee serves under the direction of the Board of Directors and cannot obligate the Company to incur any liability without the approval of the Board of Directors

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The following are the main terms pertaining to the Employment and form part of this Agreement and should be read in conjunction with this Agreement.

Schedule 2

JOB DESCRIPTION

The Job Description will be formalized following the execution of this Agreement.

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